RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (this “Agreement”) is made and entered into as of the Date of Grant set forth on the Grant Detail Page by and between Diebold Nixdorf, Incorporated, an Ohio corporation (the “Company”) and the Participant.

1.Grant of RSUs.

1.aGrant. Pursuant to Article VII of the 2017 Equity and Performance Incentive Plan (the “Plan”), the Company hereby grants to the Participant an Award consisting of the number of RSUs set forth on the Grant Detail Page. Each RSU represents the right to receive one Common Share, subject to the terms and conditions set forth in this Agreement and the Plan. Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan.

1.bConsideration. The grant of the RSUs is made in consideration of the services to be rendered by the Participant to the Company or a Subsidiary.

2.Vesting. Except as otherwise provided in this Agreement and subject to the Participant’s continuous service with the Company or a Subsidiary, the RSUs will vest in two (2) equal installments on January 31, 2023 and in January 31, 2024 (each period during which vesting restrictions apply is the “Annual Restricted Period” and the two) Annual Restricted Periods in the aggregate is the “Restricted Period”).

3.Termination of Continuous Service.
3.aTermination for Reasons Other Than for Death, Disability or After Satisfying Service Requirements; Engaging in Detrimental Activity. If the Participant’s continuous service with the Company or a Subsidiary is terminated for any reason other than as set forth in Section 3.2 or 3.3 or as contemplated by Section 7, or if the Participant shall engage in any Detrimental Activity (as defined in Section 4.2), the Participant shall forfeit all unvested RSUs; provided, however, that the Board, upon recommendation of the Committee, may, in its discretion, order that any part or all of the unvested RSUs shall continue to vest in accordance with the vesting schedule set forth in Section 2 (whether or not the Participant remains employed by the Company or a Subsidiary).

3.bTermination due to Death or Disability. If the Participant’s continuous service with the Company or a Subsidiary terminates as a result of the Participant’s death or Disability, all unvested RSUs shall vest in full immediately.

3.cTermination after Satisfying Service Requirements.

(1)If the Participant’s continuous service with the Company or a Subsidiary terminates on or after the date on which the Participant attains age fifty-five (55), and if on such date the Participant shall have completed five (5) or more years of continuous service with the Company or its Subsidiaries, then the RSUs shall continue to vest in accordance with Section 2 as if the Participant had remained employed through the Restricted Period.

(2)If the Participant’s continuous service with the Company or a Subsidiary terminates on or after the date on which the sum of the Participant’s age and the number of the Participant’s years of continuous service with the Company and its Subsidiaries on such date
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equals or exceeds seventy (70), the extent to which any unvested RSUs granted hereby vest shall be determined as if the Participant’s continuous service had not terminated (and as if the Participant had remained in continuous employment throughout the Restricted Period) and the result shall be multiplied by a fraction, the numerator of which is the number of full and partial months the Participant continuously served during the Annual Restricted Periods that have not ended (with partial months rounded up to a full month) and the denominator of which is the total number of full months remaining in the Restricted Period; provided, however, the Board, upon recommendation of the Committee, may, in its discretion, eliminate the foregoing fraction otherwise applicable to the Participant pursuant to this Section 3.3(b).

4.Detrimental Activity.

4.aEngaging in Detrimental Activity. If the Participant, either during employment by the Company or a Subsidiary or within one (1) year after termination of such employment, shall engage in any Detrimental Activity, and the Board shall so find, and the Participant shall not have ceased all Detrimental Activity within thirty (30) days after notice of such finding given within one (1) year after commencement of such Detrimental Activity, the Participant shall:

(1)Return to the Company all Common Shares that the Participant has not disposed of that were paid out pursuant to this Agreement within a period of one (1) year prior to the date of the commencement of such Detrimental Activity, and

(2)With respect to any Common Shares that the Participant has disposed of that were paid out pursuant to this Agreement within a period of one (1) year prior to the date of the commencement of such Detrimental Activity, pay to the Company in cash the value of such Common Shares on the date such Common Shares were paid out.

To the extent that such amounts are not paid to the Company, the Company may set off the amounts so payable to it against any amounts that may be owing from time-to-time by the Company or a Subsidiary to the Participant, whether as wages, deferred compensation or vacation pay or in the form of any other benefit or for any other reason.

4.bDefinition of “Detrimental Activity.” For purposes of this Agreement, the term “Detrimental Activity” shall include:

(1)Engaging in any activity, as an employee, principal, agent, or consultant for another entity, and in a capacity, that directly competes with the Company or any Subsidiary in any actual product, service, or business activity (or in any product, service, or business activity which was under active development while the Participant was employed by the Company if such development is being actively pursued by the Company during the one (1) year period first referred to in Section 4.1) for which the Participant has had any direct responsibility and direct involvement during the last two (2) years of his or her employment with the Company or a Subsidiary, in any territory in which the Company or a Subsidiary manufactures, sells, markets, services, or installs such product or service, or engages in such business activity.

(2)Soliciting any employee of the Company or a Subsidiary to terminate his or her employment with the Company or a Subsidiary.

(3)The disclosure to anyone outside the Company or a Subsidiary, or the use in other than the Company or a Subsidiary’s business, without prior written authorization from the Company, of any confidential, proprietary or trade secret information or material relating to the business of the Company and its Subsidiaries, acquired by the Participant during his or her employment with the Company or its Subsidiaries or while acting as a consultant for
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the Company or its Subsidiaries thereafter; provided, however, that nothing in this Agreement or the Plan limits a Participant’s ability to file a charge or complaint or to communicate, including by providing documents or other information without notice to the Company, with the Securities and Exchange Commission or any other governmental agency or commission (“Government Agency”) or limits a Participant’s right to receive an award for information provided to any Government Agency.

(4)The failure or refusal to disclose promptly and to assign to the Company upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Company and any Subsidiary, relating in any manner to the actual or anticipated business, research or development work of the Company or any Subsidiary or the failure or refusal to do anything reasonably necessary to enable the Company or any Subsidiary to secure a patent, a design registration, a utility model or a copyright registration where appropriate, in the United States and in any other countries.

(5)Activity that results in termination for Cause (as defined in Section 4.3).

4.cDefinition of “Cause.” For the purposes of Section 4 of this Agreement, “Cause” shall mean a termination due to Participant’s:

(1)Willful failure to substantially perform his or her duties with the Company (other than any such failure resulting from the Participant’s Disability), after a written demand for substantial performance is delivered to the Participant that specifically identifies the manner in which the Company believes that the Participant has not substantially performed his or her duties, and the Participant has failed to remedy the situation within fifteen (15) business days of such written notice from the Company;

(2)Willful gross negligence in the performance of the Participant’s duties;

(3)Conviction of, or plea of guilty or nolo contendere, to any felony or a lesser crime or offense which, in the reasonable opinion of the Company, could adversely affect the business or reputation of the Company;

(4)Willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise;

(5)Willful violation of any provision of the Company’s code of conduct;

(6)Willful violation of any of the covenants contained in Article 4 of the Senior Leadership Severance Plan, if applicable to the Participant;

(7)Act of dishonesty resulting in, or intended to result in, personal gain at the expense of the Company;

(8)Engaging in any act that is intended to harm, or may be reasonably expected to harm, the reputation, business prospects, or operations of the Company; or

(9)Engaging in any act that justifies termination of employment with immediate effect under the local laws applicable to the Participant’s employment relationship.

For purposes of this definition, no act or omission by the Participant shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the
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Participant’s action or omission was in the best interests of the Company. Any act or failure to act based upon:
authority given pursuant to a resolution duly adopted by the Board; or (ii) advice of counsel for the Company, shall be conclusively presumed to be done or omitted to be done by the Participant in good faith and in the best interests of the Company.

For purposes of this Award, there shall be no termination for Cause pursuant to subsections
(1)through (h) above, unless a written notice, containing a detailed description of the grounds constituting Cause hereunder, is delivered to the Participant stating the basis for the termination. Upon receipt of such notice, the Participant shall be given thirty (30) days to fully cure (if such violation, neglect, or conduct is capable of cure) the violation, neglect, or conduct that is the basis of such claim.

5.Rights as Shareholder; Dividend Equivalents.

5.aRights. The Participant shall not have any rights of a shareholder with respect to the Common Shares underlying the RSUs unless and until the RSUs vest and are settled by the issuance of such Common Shares.

5.bDividend Equivalents. From and after the Date of Grant and until such time as either the RSUs are paid or forfeited in accordance with the terms of this Agreement, the Company shall pay to the Participant, in the calendar year in which a dividend is paid on Common Shares, an amount of cash equal to the pershare amount of the dividend paid times the number of unvested RSUs then held by the Participant; provided, however, that in the event the dividend is declared in the calendar year preceding the calendar year in which it is scheduled to be paid, the Participant shall be paid such amount of cash no later than March 15 of the calendar year following the year in which such dividend was declared.

6.Settlement of RSUs. Subject to Section 11 hereof, promptly following each vesting date, and in any event no later than sixty (60) days following each vesting date, the Company shall (a) issue and deliver to the Participant the number of Common Shares equal to the number of vested RSUs; and (b) enter the Participant’s name on the books of the Company as the shareholder of record with respect to the Common Shares delivered to the Participant.

7.Change in Control.

7.aAcceleration of Vesting. Notwithstanding any provision of this Agreement to the contrary, if a Change in Control occurs after the Date of Grant and before the end of the Restricted Period and the Participant’s continuous service with the Company or a Subsidiary is terminated by the Company other than for Cause (as defined in Section 7.3) (except for death or Disability) or by the Participant for Good Reason (as defined in Section 7.4), in either case, prior to the end of the Restricted Period, then any unvested RSUs granted hereby shall vest immediately upon such termination.

7.bBusiness Combination. Notwithstanding anything in this Section 7 to the contrary, in connection with a Business Combination (as defined in the Plan) the result of which is that the Company’s Common Shares and voting stock exchanged for or becomes exchangeable for securities of another entity, cash or a combination thereof, if the entity resulting from such Business Combination does not assume the RSUs evidenced hereby and the Company’s obligations hereunder, or replace the RSUs evidenced hereby with a substantially equivalent security of the entity resulting from such Business Combination, then the RSUs evidenced hereby shall vest in full as of the day immediately prior to the date of such Business Combination.

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7.cDefinition of “Cause.” For purposes of Section 7.1 of this Agreement, “Cause” means that the Participant has committed:

(a)an intentional act of fraud, embezzlement or theft in connection with his or her duties or in the course of his or her employment with the Company or any Subsidiary;

(b)intentional wrongful damage to property of the Company or any Subsidiary;

(c)intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary; or

(d)intentional wrongful engagement in any competitive activity which would constitute a material breach of the duty of loyalty (“Competitive Activity”); and any such act shall have been materially harmful to the Company and its Subsidiaries taken as a whole. No act, or failure to act, on the part of the Participant shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his or her action or omission was in or not opposed to the best interest of the Company and its Subsidiaries.

7.dDefinition of “Good Reason.” For purposes of Section 7.1 of this agreement, “Good Reason” means:

(1)failure to elect, reelect or otherwise maintain the Participant in the offices or positions in the Company or any Subsidiary which the Participant held immediately prior to a Change in Control, or the removal of the Participant as a director of the Company (or any successor thereto) if the Participant shall have been a director of the Company immediately prior to the Change in Control;

(2)a material reduction in the nature or scope of the responsibilities or duties attached to the position or positions with the Company and its Subsidiaries which the Participant held immediately prior to the Change in Control, a material reduction in the aggregate of the Participant’s base pay and incentive pay opportunity received from the Company, or the termination of the Participant’s rights to any material employee benefits to which he or she was entitled immediately prior to the Change in Control or a material reduction in scope or value thereof without the prior written consent of the Participant;

(3)the liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or a significant portion of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization or otherwise) to which all or a significant portion of its business and/or assets have been transferred (directly or by operation of law) shall have assumed all duties and obligations of the Company under this Agreement; or

(4)the Company shall relocate its principal executive offices, or the Company or any Subsidiary shall require the Participant to have his or her principal location of work changed, to any location which is in excess of 50 miles from the location thereof immediately prior to the Change in Control or the Company or any Subsidiary shall require the Participant to travel away from his or her office in the course of discharging his or her responsibilities or duties hereunder significantly more (in terms of either consecutive days or aggregate days in any calendar year) than was required of him or her prior to the Change in Control without, in either case, the Participant’s prior written consent.

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The Participant is not entitled to assert that his or her termination is for Good Reason unless the Participant gives the Company written notice of the event or events that are the basis for such claim within ninety (90) days after the event or events occur, describing such claim in reasonably sufficient detail to allow the Company to address the event or events and a period of not less than thirty (30) days after to cure the alleged condition.

8.Adjustments. The RSUs and the Common Shares subject to the RSUs may be adjusted or terminated in any manner as contemplated by Article XI of the Plan.

9.Withholding. The Participant shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Participant pursuant to the Plan, the amount of any required withholding taxes in respect of the RSUs and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Participant to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:

(1)tendering a cash payment;

(2)subject to Article XII of the Plan, authorizing the Company to withhold Common Shares from the Common Shares otherwise issuable or deliverable to the Participant as a result of the vesting of the RSUs; or

(3)delivering to the Company previously owned and unencumbered Common Shares.

10.Transferability. Neither the RSUs granted hereby nor any interest therein or in the Common Shares related thereto shall be transferable prior to payment other than by the laws of descent and distribution.

11.Compliance with Section 409A of the Code. The Award of RSUs covered by this Agreement is intended to be excepted from coverage under, or compliant with, the provisions of Section 409A of the Code and the regulations and other guidance promulgated thereunder (“Section 409A”). Notwithstanding the foregoing or any other provision of this Agreement or the Plan to the contrary, if all or any portion of the Award of RSUs is subject to the provisions of Section 409A (and not exempted therefrom), the provisions of this Agreement and the Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A (or disregarded to the extent such provision cannot be so administered, interpreted or construed). If any payments or benefits hereunder may be deemed to constitute nonconforming deferred compensation subject to taxation under the provisions of Section 409A, the Participant agrees that the Company may, without the consent of the Participant, modify the Agreement to the extent and in the manner the Company deems necessary or advisable or take such other action or actions, including an amendment or action with retroactive effect, that the Company deems appropriate in order either to preclude any such payment or benefit from being deemed “deferred compensation” within the meaning of Section 409A or to provide such payments or benefits in a manner that complies with the provisions of Section 409A such that they will not be subject to the imposition of taxes and/or interest thereunder. If, at the time of the Participant’s separation from service (within the meaning of Section 409A), (A) the Participant shall be a “specified employee” (within the meaning of Section 409A and using the identification methodology selected by the Company from time-to-time) and (B) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the settlement of which is required to be delayed pursuant to the six (6) month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not settle such amount on the otherwise scheduled settlement date but shall instead settle it, without interest, on the first business day of the month after such six (6)
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month period. Notwithstanding the foregoing, the Company makes no representations and/or warranties with respect to compliance with Section 409A, and the Participant recognizes and acknowledges that Section 409A could potentially impose upon the Participant certain taxes and/or interest charges for which the Participant is and shall remain solely responsible.

12.Compliance with Law. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

13.Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom the RSUs may be transferred by will or the laws of descent or distribution.

14.Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

15.Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the RSUs, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Participant’s material rights under this Agreement without the Participant’s consent.

16.Continuous Service. For purposes of this Agreement, the continuous service of the Participant with the Company or a Subsidiary shall not be deemed interrupted, and the Participant shall not be deemed to have ceased to be an associate of the Company or any Subsidiary, by reason of the transfer of his or her employment among the Company and its Subsidiaries. For the purposes of this Agreement, leaves of absence approved by the Chief Executive Officer of the Company for illness, military or governmental service, or other cause, shall be considered as employment.

17.Participant’s Acknowledgment. In accepting the grant, the Participant (you) acknowledges that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended or terminated by the Company at any time, as provided in the Plan and this Agreement; (b) the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted repeatedly in the past; (c) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (d) your participation in the Plan is voluntary; (e) the RSUs are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and the RSU grant is an extraordinary item which is outside the scope of your employment contract, if any; (f) in the event that you are an employee of a Subsidiary of the Company, the grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the grant will not be interpreted to form an employment contract with the Subsidiary that is your employer; (g) the future value of the underlying Common Shares is unknown and cannot be predicted with certainty; (h) no claim or entitlement to compensation or damages arises from forfeiture or termination of the RSUs or
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diminution in value of the RSUs or the Common Shares and you irrevocably release the Company, its affiliates and its Subsidiaries from any such claim that may arise; and (i) notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary termination of your employment, your right to receive RSUs and vest in RSUs under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment, your right to vest in the RSUs after termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law.

18.Data Privacy. The Participant (you) hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, the Company, its affiliates and its Subsidiaries (“the Company Group”) for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company Group holds certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Common Shares or directorships held in the Company, details of all RSUs or any other entitlement to Common Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any Common Shares acquired. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

19.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

20.Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the RSUs subject to all of the terms and conditions of the Plan and this Agreement. The Participant acknowledges that there may be adverse tax consequences upon the vesting or settlement of the RSUs or disposition of the underlying shares and that the Participant has been
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advised to consult a tax advisor prior to such vesting, settlement or disposition. This Agreement is subject to the terms and conditions of the Plan.

21.Governing Law. The validity, construction, interpretation, and enforceability of this Agreement shall be determined and governed by the laws of the State of Ohio, USA without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction and agree that such litigation shall be conducted in the federal or state courts of the State of Ohio, USA.

The parties have executed this Agreement on the terms and conditions set forth herein as of the Date of Grant.

Participant
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